September 2009

Pricing Sheet dated September 23, 2009 relating to
Preliminary Terms No. 175 dated August 25, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Capital Protected Notes due March 27, 2015
Based on the Value of the S&P 500® Index
PRICING TERMS – SEPTEMBER 23, 2009
Issuer:	Morgan Stanley
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per note
Aggregate principal amount:	$33,432,040
Pricing date:	September 23, 2009
Original issue date:	September 30, 2009 (5 business days after the pricing date)
Maturity date:	March 27, 2015
Interest:	None
Principal protection:	100%
Underlying index:	The S&P 500® Index
Payment at maturity:
The payment at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.

Supplemental redemption amount:	(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Maximum payment at maturity:	$15.70 per note (157% of the stated principal amount).
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,060.87, which is the index closing value on the pricing date
Final index value:	The index closing value on the determination date
Determination date:	March 24, 2015, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	617484779
ISIN:	US6174847797
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.30	$9.70
Total	$33,432,040	$1,002,961.20	$32,429,078.80
(1)
 The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.90 per note.  Please see “Syndicate Information” on page 5 of the accompanying preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for capital protected notes.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 175 dated August 25, 2009
Prospectus Supplement for Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.